Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-253707, 333-225944, 333-230800 and 333-236668) of EverQuote, Inc. of our report dated March 1, 2021, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matters described in the second paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is August 9, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 9, 2021